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                                                                    EXHIBIT 4(B)

                          USAA LIFE INSURANCE COMPANY


                    TAX-SHELTERED ANNUITY (TSA) ENDORSEMENT


The Variable Annuity contract to which this endorsement is attached is subject to the requirements of Section 403(b) of the Internal Revenue Code (IRC), including the following provisions.

DISTRIBUTION REQUIREMENTS

As required by IRC Section 403(b), distributions from this contract may be paid only:

  (a) when the employee attains age 59 1/2, separates from service, dies, or becomes disabled, or

  (b) in the case of hardship.

Distributions made on account of hardship may not include any earnings on amounts contributed to the contract. Definitions of disability and hardship are governed be federal law. USAA Life Insurance Company is not responsible for determining the existence of a hardship or disability.

The above distribution requirements do not apply to distributions from this annuity contract which are attributable to amounts contributed to the contract, and any earnings thereon, prior to December 31, 1988.

CHANGE OF OWNERSHIP

You may not transfer the ownership of your TSA. However, a divestiture is permissible under a Qualified Domestic Relations Order issued by a court having appropriate jurisdiction. A Qualified Domestic Relations Order means a domestic relations order which recognizes the existence of an alternate payee's right to receive, or assigns to an alternate payee the right to receive, all or a portion of the benefits payable to the participant under a plan.

An alternative payee is a spouse, former spouse, child or other dependent of a participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all, or a portion of, the benefits under a plan with respect to the participant.



 /s/ Edwin L. Rosane
---------------------------------
Edwin L. Rosane - President




                                                                      25473-1094
                                                                      ----------
AQA25473ST 10-94                                                        AQA616ST
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                          USAA LIFE INSURANCE COMPANY


                TAX-SHELTERED ANNUITY (TSA) CONTRACT ENDORSEMENT

                    (CONTRIBUTION LIMITS ON SALARY DEFERRAL)

  This Endorsement is made a part of the annuity contract to which it is attached. Its purpose is to continue to qualify the annuity contract as a Tax-Sheltered Annuity under Section 403(b) of the Internal Revenue Code ("Code").

  If provisions of this Endorsement conflict with provisions of the annuity contract, the Endorsement shall control. The effective date of this Endorsement is the same as the effective date of the annuity contract. In this Endorsement, "you" and "your" refer to the Owner of the annuity contract, and "we" refers to USAA Life Insurance Company.

  This annuity contract is subject to Section 403(b) of the Code. Your contributions to this and any other Section 403(b) plans are subject to Sections 402(g) and 415 of the Code as described below.

       1. Contributions to this annuity contract made through your employer by elective salary deferrals shall be limited each tax year to the amount in Section 402(g) of the Code. If in any year you exceed this limit, then by the following April 15 we will return to you the amount that is over the limit. We must, by law, report this returned amount to the Internal Revenue Service.

       2. If you make elective salary deferrals in any tax year to other
          Section 403(b) plans in addition to this annuity contract, then these deferrals must be added together for the purpose of determining whether your total for the tax year has exceeded the limit under
          Section 402(g).

       3. If your elective salary deferrals to all Section 403(b) plans in any year exceed the limitations found in Sections 402(g) and 415, we will return to you the excess amount that is over the limitations. We must report this amount to the Internal Revenue Service.


                             /s/ EDWIN L. ROSANE
                          ---------------------------
                          Edwin L. Rosane - President



                                                                      23979-0797
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LVA23979ST                                                            LVA200S2